EXHIBIT 99.1
RELIANCE BANCORP, INC.
585 STEWART AVENUE                                    (516) 222-9300
GARDEN CITY, NY 11530                         FAX:    (516) 222-4559

                                                     NEWS RELEASE
FOR IMMEDIATE RELEASE                                July 24, 1997
                         For Information Contact:
                         Paul D. Hagan
                         Sr. V.P. - Chief Financial Officer
                         (516) 222-9300 extension 286

                RELIANCE BANCORP, INC. REPORTS FOURTH QUARTER AND
                          FISCAL YEAR END 1997 RESULTS

Garden City, New York, July 24, 1997

Reliance Bancorp, Inc. (NASDAQ/NMS:RELY), the holding company for Reliance Federal Savings Bank, today reported net income of $4.3 million for the quarter ended June 30, 1997, an increase of $738,000, or 20.5%, from $3.6 million for the quarter ended June 30, 1996. On a fully diluted per share basis, earnings rose 20.0% to $0.48 from $0.40 for the quarter ended June 30, 1996. Return on average tangible equity increased 15.3% to 15.49% from 13.44% for the quarter ended June 30, 1996. Net income for the fiscal year ended June 30, 1997 was $10.9 million, or $1.21 per fully diluted common share, as compared to $11.7 million, or $1.31 per fully diluted common share, for the fiscal year ended June 30, 1996. Net income for the fiscal year ended June 30, 1997 reflects a one-time charge to income of $8.25 million for the Company's share of recapitalizing the Savings Association Insurance Fund ("SAIF"). Excluding the impact of the SAIF charge, the Company's earnings for the fiscal year ended June 30, 1997 would have been $15.8 million, or $1.75 per fully diluted common share as compared to $1.31 per common share for the fiscal year ended June 30, 1996 reflecting a 33.6% increase in earnings per share.

As of June 30, 1997, total assets were $2.0 billion, deposits were $1.4 billion and total stockholders' equity was $162.7 million. At June 30, 1997, the Company had 8,776,337 common shares outstanding with a tangible book value per share of common stock of $13.35.

On June 18, 1997, the Board of Directors declared a regular cash dividend of $0.16 per common share for the quarter ending June 30, 1997. The dividend was paid on July 18, 1997 to stockholders of record on July 3, 1997.

                                Cash Earnings

Cash earnings for the quarter ended June 30, 1997 were $5.7 million, or $0.64 per share, which represents a cash return on average equity of 14.48%, an 18.5% increase from 12.22% in the prior year quarter. For the fiscal year ended June 30, 1997, exclusive of the SAIF charge, cash earnings were $21.0 million, or $2.36 per share. The Company's cash earnings are determined by adding back to reported earnings the non-cash expenses related to the allocation of ESOP
("Employee Stock Ownership Plan") stock and the earned portion of RRP ("Recognition and Retention Plan") stock, net of associated tax benefits, and amortization of excess of cost over fair value of net assets acquired ("goodwill").

                           Continental Bank Merger

As previously announced, on May 5, 1997, the Company entered into a definitive agreement pursuant to which Reliance will acquire Continental, a $177.0 million commercial bank based in Garden City, New York. Upon completion of the acquisition, Continental will merge into Reliance Federal Savings Bank, Reliance's wholly owned thrift subsidiary. The transaction received the unanimous approval of the Boards of Directors of Reliance Bancorp, Inc. and Continental Bank. The acquisition is expected to be completed in the fourth quarter of calendar year 1997, and is subject to the approval of the stockholders of Continental Bank and regulatory authorities.

                            Quarterly Results

Reliance Bancorp, Inc. reported net income of $4.3 million for the quarter ended June 30, 1997, which represents an annualized return on average assets and average tangible equity of 0.90% and 15.49%, respectively. Net interest income increased to $15.6 million for the quarter ended June 30, 1997, an increase of $807,000, or 5.5%, from $14.8 million for the quarter ended June 30, 1996. The increase in net interest income was attributable to the growth in average interest-earning assets to $1.8 billion for the quarter ended June 30, 1997 from $1.7 billion for the quarter ended June 30, 1996. The growth in average interest-earning assets was from increased investments in mortgage-backed securities and increased originations of multi-family loans. As a result of a flattening of the yield curve and increased costs of interest-bearing liabilities, the Bank's net interest spread declined from 3.31% to 3.13% and its net interest margin declined from 3.52% to 3.40%. For the quarter ended June 30, 1997, the yield on interest-earning assets was 7.52% and the cost of interest-bearing liabilities was 4.39% as compared to 7.41% and 4.10%, respectively for the quarter ended June 30, 1996.

Non-interest expense totalled $8.5 million for the quarter ended June 30, 1997, a $315,000 decrease from the $8.8 million recorded in the prior year quarter. The decrease in non-interest expense is primarily due to lower deposit insurance premiums and real estate owned expenses offset by higher compensation and other expenses. The operating expense to average assets ratio improved to 1.58% for the quarter ended June 30, 1997 from 1.77% in the prior year quarter. For the quarter ended June 30, 1997, compensation and benefits expense increased to $4.2 million, an increase of $125,000, or 3.1%, from $4.0 million for the quarter ended June 30, 1996. The increase in compensation and benefits expense is mainly due to increased costs of the ESOP benefit plan. For the quarter ended June 30, 1997, ESOP and RRP expenses were $716,000, an increase of $191,000, or 36.4%, from $525,000 recorded in the prior year quarter. Excluding expenses related to these benefit plans, the cash operating expenses to average assets improved to 1.43% for the quarter ended June 30, 1997 from 1.65% in the prior year quarter. Federal deposit insurance premiums decreased $550,000, or 71.3%, from $771,000 recorded for the quarter ended June 30, 1996 to $221,000 for the quarter ended June 30, 1997 due to the reduction in SAIF premiums. Other operating expenses increased $148,000 or 11.3%, from $1.3 million during the quarter ended June 30, 1996 to $1.5 million for the quarter ended June 30, 1997 as a result of higher professional fees.

For the quarter ended June 30, 1997, real estate owned expenses were $48,000, a decrease of $101,000, or 67.8%, from $149,000 in the prior year quarter. The decrease relates to the reduction of expenses on several REO properties which were sold during the quarter as well as no provision for REO losses. For the quarter ended June 30, 1996, the Bank established a provision for REO losses of $50,000.

                           Fiscal Year Ended Results


Net income for the fiscal year ended June 30, 1997 was $10.9 million as compared to net income of $11.7 million for the fiscal year ended June 30, 1996. Excluding the effect of the SAIF charge, the annualized return on average assets and average tangible equity would have been 0.84% and 14.56%, respectively. Net interest income increased to $61.6 million for the fiscal year ended June 30, 1997, an increase of $14.2 million, or 30.1%, from $47.4 million for the fiscal year ended June 30, 1996. The increase in net interest income was attributable to the growth in average interest-earning assets to $1.8 billion for the fiscal year ended June 30, 1997 from $1.3 billion for the fiscal year ended June 30, 1996. The growth in interest-earning assets was primarily from assets acquired in the Sunrise Bancorp, Inc. acquisition, increased purchases of mortgage-backed securities and increased originations of multi-family loans. During the fiscal year ended June 30, 1997, the Bank improved its net interest spread from 3.17% to 3.22% primarily due to the upward repricing of adjustable rate mortgage-backed securities. However, the net interest margin declined from 3.52% for the year ended June 30, 1996 to 3.47% primarily due to increased leveraging of the Bank's capital. For the fiscal year ended June 30, 1997, the yield on interest-earning assets was 7.51%and the cost of interest-bearing liabilities was 4.29% as compared to 7.45% and 4.28%, respectively for the fiscal year ended June 30, 1996.

Non-interest income increased $302,000, or 9.7%, from $3.1 million for the fiscal year ended June 30, 1996 to $3.4 million for the fiscal year ended June 30, 1997 due to increased deposit fee income offset by lower net gains on securities.

Non-interest expense totalled $43.0 million for the fiscal year ended June 30, 1997 as compared to $28.1 million for the fiscal year ended June 30, 1996, an increase of $14.9 million, or 53.1%. Included in non-interest expense for the fiscal year ended June 30, 1997 is the special SAIF charge of $8.25 million. Excluding the SAIF charge, non-interest expense increased $6.7 million, or 23.7%. This increase is mainly the result of banking office personnel, goodwill amortization and other occupancy costs associated with the Sunrise Bancorp, Inc. acquisition. Due to the increased asset base and the operational efficiencies realized from the acquisition, the operating expense to average assets ratio improved from 1.81% for the fiscal year ended June 30, 1996 to 1.66% for the fiscal year ended June 30, 1997. For the fiscal year ended June 30, 1997, compensation and benefits expense increased $3.1 million, or 23.2%, to $16.5 million from $13.4 million for the fiscal year ended June 30, 1996. The increase in compensation and benefits expense is due to the addition of banking office personnel from the Sunrise Bancorp, Inc. acquisition, higher benefit expenses and normal salary adjustments. For the fiscal year ended June 30, 1997, ESOP and RRP expense was $2.5 million as compared to $2.0 million in the prior year period, an increase of $486,000, or 23.9%. Excluding expenses related to these benefit plans, the cash operating expenses to average assets improved to 1.52% for the fiscal year ended June 30, 1997 from 1.67% in the prior year period. Occupancy and equipment expense increased $1.2 million, or 27.6%, from $4.5 million for the fiscal year ended June 30, 1996 to $5.7 million for the fiscal year ended June 30, 1997 due to costs associated with the operation of eleven new banking offices as well as miscellaneous data processing costs. Federal deposit insurance premiums decreased $586,000, or 24.4%, from $2.4 million recorded for the year ended June 30, 1996 to $1.8 million for the year ended June 30, 1997 due to the reduction in SAIF premiums. Other operating expenses increased $1.6 million, or 38.6%, from $4.2 million for the fiscal year ended June 30, 1996 to $5.8 million for the fiscal year ended June 30, 1997 primarily as a result of general expenses related to the addition of eleven new banking offices.

For the fiscal year ended June 30, 1997, real estate owned expenses were $383,000, a decrease of $196,000, or 33.9%, from $579,000 in the prior year period. The decrease primarily relates to a lower provision established during the fiscal year ended June 30, 1997. During the fiscal year ended June 30,

1997, the Bank established a provision for REO losses of $200,000 as compared to $375,000 in the prior year period.


                            Financial Condition

As of June 30, 1997, total assets were $2.0 billion, deposits were $1.4 billion and total stockholders' equity was $162.7 million. The mortgage-backed securities portfolio increased $104.9 million, or 13.5%, from $776.2 million at June 30, 1996 to $881.2 million at June 30, 1997 with the increase primarily due to increased purchases of adjustable-rate and longer term fixed-rate mortgage-backed securities and private label collateralized mortgage obligations offset by amortization and prepayments. Mortgage loans increased $84.6 million from $691.0 million at June 30, 1996 to $775.6 million at June 30, 1997. The increase in mortgage loans is primarily due to increased multi-family loan originations offset by amortizations. For the fiscal year ended June 30, 1997, the Bank originated $115.9 million of multi-family loans.

Funding for the purchases of mortgage-backed securities and loans was through a combination of new deposit growth, borrowings and cash flows. Deposits increased $90.4 million, or 6.7% during the fiscal year ended June 30, 1997 as a result of growth in new certificate of deposit products. Borrowings increased from $266.2 million at June 30, 1996 to $352.0 million at June 30, 1997, an increase of $85.8 million, or 32.2%. The Bank continues to use borrowings to leverage its capital and fund asset growth. Excess of cost over fair value of net assets acquired decreased $4.0 million during the fiscal year ended June 30, 1997 primarily due to $3.4 million of amortization and approximately $562,000 of acquisition related tax benefits currently realized and not previously recognized.

Non-performing assets

Non-performing loans totalled $14.7 million, or 1.61% of total loans at June 30, 1997, as compared to $13.0 million, or 1.58% of total loans at June 30, 1996. Non-performing loans at June 30, 1997 were comprised of $11.1 million of loans secured by one- to four-family residences, $277,000 of guaranteed student loans and $3.3 million of commercial real estate loans. For the quarter ended June 30, 1997, the Company experienced net recoveries of $3,000. For the fiscal year ended June 30, 1997, the Company experienced net charge-offs of $263,000. As a result of a decrease in REO and an increased asset base, the non-performing assets to total assets ratio improved to 0.77% at June 30, 1997 from 0.82% at June 30, 1996.

For the fiscal year ended June 30, 1997, the Company's loan loss provision was $950,000 as compared to $725,000 in the prior year period. The Company's allowance for loan losses totalled $5.2 million at June 30, 1997 and $4.5 million at June 30, 1996 which represents a ratio of allowance for loan losses to non-performing loans and to total loans of 35.18% and 0.57% and 34.63% and 0.55%, respectively. The Company continues to increase its loan loss reserves after analyzing non-performing loans as well as the need to increase general valuation allowances on commercial real estate and multi-family loans. Management believes the allowance for loan losses at June 30, 1997 is adequate and sufficient reserves are presently maintained to cover losses on any non-performing loans.

Reliance Bancorp, Inc. and Reliance Federal Savings Bank are headquartered in Garden City, New York. Reliance Federal Savings Bank now serves its customers from 28 banking offices located in the New York counties of Queens, Nassau and Suffolk.

                      RELIANCE BANCORP, INC. and SUBSIDIARY
                      Consolidated Statements of Condition
                                   (Unaudited)
             (Dollars in thousands, except share and per share data)

                                                                                            June 30,            June 30,
  Assets                                                                                     1997                 1996
  ------                                                                                     ----                 ----
Cash and due from banks.........................................................       $    29,565          $    22,420
Money market investments........................................................             1,100               10,450
Debt and equity securities available-for-sale...................................            26,909               13,271
Debt and equity securities held-to-maturity.....................................            46,026               48,330
Mortgage-backed securities available-for-sale...................................           721,819              591,740
Mortgage-backed securities held-to-maturity.....................................           159,356              184,492
Loans receivable:
     Mortgage loans.............................................................           775,612              690,967
     Consumer and other loans...................................................           138,891              131,274
       Less allowance for loan losses...........................................            (5,182)             (4,495)
                                                                                        -----------          ----------
             Loans receivable, net..............................................           909,321              817,746

Accrued interest receivable, net................................................            12,040               11,312
Office properties and equipment, net............................................            14,089               13,821
Prepaid expenses and other assets...............................................             7,580               14,070
Mortgage servicing rights.......................................................             3,046                3,905
Excess of cost over fair value of net assets acquired...........................            45,463               49,429
Real estate owned, net..........................................................                450               1,564
                                                                                      -------------         -----------
             Total assets.......................................................       $1 ,976,764           $1,782,550
                                                                                        ==========            =========

                       Liabilities and Stockholders' Equity
Deposits........................................................................        $1,436,037           $1,345,626
FHLB advances...................................................................            40,000                3,000
Securities sold under agreements to repurchase..................................           311,913              263,160
Advance payments by borrowers for taxes and insurance...........................             9,017                8,846
Accrued expenses and other liabilities..........................................            17,127                8,299
                                                                                        ----------          -----------
             Total liabilities..................................................         1,814,094            1,628,931
                                                                                         ---------            ---------

Commitments
                       Stockholders' Equity
Preferred Stock, $.01 par value, 4,000,000 shares
  authorized; none issued.......................................................                --                   --
Common stock, $.01 par value, 20,000,000 shares
  authorized; 10,750,820 shares issued; 8,776,337 and 9,128,739
    outstanding, respectively...................................................               108                  108
Additional paid-in capital......................................................           105,871              104,041
Retained earnings, substantially restricted.....................................            89,660               83,966
Unrealized appreciation (depreciation) on securities
   available-for-sale, net of taxes.............................................             1,705               (5,281)
Less:
Unallocated common stock held by ESOP...........................................            (5,382)              (6,210)
Unearned common stock held by RRP...............................................            (1,567)              (2,392)
Unearned common stock held by SERP..............................................              (209)                  --
Treasury stock, at cost (1,974,483 and 1,622,081 shares, respectively)..........           (27,516)             (20,613)
                                                                                        -----------          -----------
     Total stockholders' equity.................................................           162,670              153,619
                                                                                        ----------           ----------
            Total liabilities and stockholders' equity..........................        $1,976,764           $1,782,550
                                                                                         =========            =========




                                Page 5 of 7

                      RELIANCE BANCORP, INC. and SUBSIDIARY
                        Consolidated Statements of Income
                                   (Unaudited)
                      (In thousands,except per share data)

                                                                Three Months Ended               Fiscal Year Ended
                                                                      June 30,                         June 30,
                                                                      --------                         --------

                                                                1997            1996             1997           1996
                                                                ----            ----             ----           ----
Interest income:
   First mortgage loans................................        $14,806       $ 13,994           $56,948       $ 39,073
   Consumer and other loans............................          2,950          2,830            11,525         10,942
   Mortgage-backed securities..........................         15,356         13,222            59,392         46,084
   Money market investments............................            143            219               618            991
   Debt and equity securities..........................          1,290            863             4,806          3,282
                                                               -------        -------           -------        -------
      Total interest income............................         34,545         31,128           133,289        100,372
                                                               -------        -------          --------       --------

Interest expense:
   Deposits............................................          14,262        12,843            54,139         42,425
   Borrowed funds......................................           4,673         3,482            17,514         10,560
                                                                -------       -------           -------       --------
      Total interest expense...........................          18,935        16,325            71,653         52,985
                                                                -------       -------           -------        -------
      Net interest income before provision
        for loan losses................................          15,610        14,803            61,636         47,387
   Provision for loan losses...........................             300           100               950            725
                                                               --------      --------          --------       --------
      Net interest income after provision for
        loan losses....................................          15,310        14,703            60,686         46,662
                                                                -------       -------           -------        -------

Non-interest income:
   Loan fees and service charges.......................             115           336               683            826
   Other operating income..............................             691           664             2,557          1,606
   Net gain on securities..............................              --            --               172            678
                                                              ---------      --------          --------       --------
      Total non-interest income........................             806         1,000             3,412          3,110
                                                                -------        ------           -------        -------

Non-interest expense:
   Compensation and benefits...........................           4,158         4,033            16,509         13,395
   Occupancy and equipment.............................           1,456         1,352             5,719          4,481
   Federal deposit insurance premiums..................             221           771             1,813          2,399
   Advertising.........................................             326           357             1,168          1,152
   Other operating expense.............................           1,458         1,310             5,778          4,169
                                                                -------       -------           -------        -------
      Total general and administrative expenses........           7,619         7,823            30,987         25,596
   Real estate operations, net.........................              48           149               383            579
   Amortization of excess of cost over fair value
      of net assets acquired...........................             846           856             3,404          1,928
   SAIF recapitalization charge........................              --             --            8,250             --
                                                              ---------     ----------          -------     ----------
      Total non-interest expense.......................           8,513         8,828            43,024         28,103
                                                                -------       -------           -------        -------

Income before income taxes ............................           7,603         6,875            21,074         21,669
Income tax expense ....................................           3,265         3,275            10,138          9,946
                                                                -------       -------           -------        -------

Net income.............................................         $ 4,338       $ 3,600          $ 10,936       $ 11,723
                                                                 ======        ======           =======        =======

Net income per common share :
                       Primary.........................        $   0.49      $   0.40         $    1.24       $   1.31
                                                                =======        ======           =======         ======
                       Fully Diluted...................        $   0.48      $   0.40         $    1.21       $   1.31
                                                                =======        ======           =======         ======



                                      Page 6 of 7
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


                       RELIANCE BANCORP, INC. & SUBSIDIARY
                            Selected Financial Ratios
                                   (Unaudited)

                                                                      At or for the                    At or for the
                                                                   Three Months Ended                Fiscal year ended
                                                                       June 30,                           June 30,
                                                                       --------                           --------
                                                                  1997           1996               1997           1996
                                                                  ----           ----               ----           ----
Performance ratios:
Return on average assets...............................           0.90%          0.81%             0.58%          0.83%
Cash return on average assets..........................           1.18%          1.09%             0.86%          1.06%
Return on average equity (3)...........................          10.98%          9.16%             7.02%          7.58%
Cash return on average equity (3)......................          14.48%         12.22%            10.36%          9.68%
Return on average tangible equity (3)..................          15.49%         13.44%            10.10%          9.18%
Average equity  to average assets (3)..................           8.09%          8.60%             8.24%         10.92%
Equity to total assets.................................           8.23%          8.62%             8.23%          8.62%
Tangible equity to tangible assets.....................           6.07%          6.01%             6.07%          6.01%
Core deposits to total deposits........................          37.40%         41.68%            37.40%         41.68%
Net interest spread....................................           3.13%          3.31%             3.22%          3.17%
Net interest margin....................................           3.40%          3.52%             3.47%          3.52%
Operating expenses to average assets (1)...............           1.58%          1.77%             1.66%          1.81%
Cash operating expenses to average assets..............           1.43%          1.65%             1.52%          1.67%
Operating income to average assets (2).................           0.17%          0.18%             0.17%          0.16%
Average interest-earning assets to average
  interest-bearing liabilities.........................           1.07X          1.05X             1.06X          1.09X
Cash net income per share..............................          $0.64          $0.54             $1.81          $1.68

Selected Performance Ratios
(Excluding Special SAIF Assessment):

Return on average assets...............................           0.90%          0.81%             0.84%          0.83%
Cash return on average assets..........................           1.18%          1.09%             1.12%          1.06%
Return on average equity (3)...........................          10.98%          9.16%            10.12%          7.58%
Cash return on average equity (3)......................          14.48%         12.22%            13.45%          9.68%
Return on average tangible equity (3)..................          15.49%         13.44%            14.56%          9.18%
Net income per common share ...........................          $0.48          $0.40             $1.75          $1.31
Cash net income per share..............................          $0.64          $0.54             $2.36          $1.68

                                                                                      At                        At
                                                                                    June 30,                June 30,
                                                                                     1997                     1996
                                                                                     ----                     ----
Assets quality ratios:
Non-performing loans to total loans........................................          1.61%                    1.58%
Non-performing loans to total assets.......................................          0.75%                    0.73%
Non-performing assets to total assets......................................          0.77%                    0.82%
Allowance for loan losses to total loans...................................          0.57%                    0.55%
Allowance for loan losses to non-performing loans..........................         35.18%                   34.63%

(1) Operating expense represents total non-interest expense less real estate operations, net, amortization of excess of cost over fair value of net assets acquired and SAIF recapitalization charge.
(2) Operating income represents non-interest income less net gain on securities.
(3) For purposes of these calculations, average equity and average tangible equity exclude the effect of changes in the unrealized appreciation
     (depreciation) on securities available for sale, net of taxes.

                                                          Page 7 of 7

